                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                        CollaGenex Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $0.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    19419B100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 14, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[_]  Rule 13d-1(c)

 X   Rule 13d-1(d)


------------------
         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                        --------------------
CUSIP No. 19419B100                  13G                     Page 2 of 12 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
 1.   NAMES OF REPORTING PERSONS: Marquette Venture Partners II, L.P.

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3820302
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
   NUMBER OF         5.   SOLE VOTING POWER

    SHARES                None
                   -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER

   OWNED BY               925,946
                   -------------------------------------------------------------
     EACH            7.   SOLE DISPOSITIVE POWER

  REPORTING               None
                   -------------------------------------------------------------
    PERSON           8.   SHARED DISPOSITIVE POWER

     WITH                 925,946
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      925,946
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
                                                                    [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT.

--------------------                                        --------------------
CUSIP No. 19419B100                  13G                     Page 3 of 12 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS: MVP II Affiliates Fund, L.P.

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3871877
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
   NUMBER OF         5.   SOLE VOTING POWER

    SHARES                None
                   -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER

   OWNED BY               1,006
                   -------------------------------------------------------------
     EACH            7.   SOLE DISPOSITIVE POWER

  REPORTING               None
                   -------------------------------------------------------------
    PERSON           8.   SHARED DISPOSITIVE POWER

     WITH                 1,006
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,006
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
                                                                    [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.00884%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT.

--------------------                                        --------------------
CUSIP No. 19419B100                  13G                     Page 4 of 12 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
 1.   NAMES OF REPORTING PERSONS: Marquette General II, L.P.

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3820303
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
   NUMBER OF         5.   SOLE VOTING POWER

    SHARES                None
                   -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER

   OWNED BY               926,952
                   -------------------------------------------------------------
     EACH            7.   SOLE DISPOSITIVE POWER

  REPORTING               None
                   -------------------------------------------------------------
    PERSON           8.   SHARED DISPOSITIVE POWER

     WITH                 926,952
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      926,952
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
                                                                    [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT.

--------------------                                        --------------------
CUSIP No. 19419B100                  13G                     Page 5 of 12 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
 1. NAMES OF REPORTING PERSONS: Redfish Partners, L.P. (formerly known as JED Limited Partnership)

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3760173
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
   NUMBER OF         5.   SOLE VOTING POWER

    SHARES                None
                   -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER

   OWNED BY               926,952
                   -------------------------------------------------------------
     EACH            7.   SOLE DISPOSITIVE POWER

  REPORTING               None
                   -------------------------------------------------------------
    PERSON           8.   SHARED DISPOSITIVE POWER

     WITH                 926,952
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      926,952
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
                                                                    [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT.

--------------------                                        --------------------
CUSIP No. 19419B100                  13G                     Page 6 of 12 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
 1. NAMES OF REPORTING PERSONS: Bluefish Partners, L.P. (formerly known as LDR Limited Partnership)

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3760176
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
   NUMBER OF         5.   SOLE VOTING POWER

    SHARES                None
                   -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER

   OWNED BY               926,952
                   -------------------------------------------------------------
     EACH            7.   SOLE DISPOSITIVE POWER

  REPORTING               None
                   -------------------------------------------------------------
    PERSON           8.   SHARED DISPOSITIVE POWER

     WITH                 926,952
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      926,952
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
                                                                        [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT.

--------------------                                        --------------------
CUSIP No. 19419B100                  13G                     Page 7 of 12 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
 1.   NAMES OF REPORTING PERSONS: James E. Daverman

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
   NUMBER OF         5.   SOLE VOTING POWER

    SHARES                80,000
                   -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER

   OWNED BY               926,952
                   -------------------------------------------------------------
     EACH            7.   SOLE DISPOSITIVE POWER

  REPORTING               80,000
                   -------------------------------------------------------------
    PERSON           8.   SHARED DISPOSITIVE POWER

     WITH                 926,952
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,006,952
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
                                                                    [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.9%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT.

--------------------                                        --------------------
CUSIP No. 19419B100                  13G                     Page 8 of 12 Pages
--------------------                                        --------------------

--------------------------------------------------------------------------------
 1.   NAMES OF REPORTING PERSONS: Lloyd D. Ruth

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
   NUMBER OF         5.   SOLE VOTING POWER

    SHARES                18,500
                   -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER

   OWNED BY               926,952
                   -------------------------------------------------------------
    EACH             7.   SOLE DISPOSITIVE POWER

  REPORTING               18,500
                   -------------------------------------------------------------
    PERSON           8.   SHARED DISPOSITIVE POWER

     WITH                 926,952
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      945,452
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
                                                                    [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.3%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT.

--------------------                                        --------------------
CUSIP No. 19419B100                  13G                     Page 9 of 12 Pages
--------------------                                        --------------------

Item 1(a)         Name of Issuer:
                  --------------

                  CollaGenex Pharmaceuticals, Inc. ("CollaGenex")

Item 1(b)         Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  41 University Drive
                  Suite 200
                  Newtown, PA 18940

Item 2(a)         Name of Person Filing:
                  ---------------------

                  This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13-d(1)(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended (the "Act"): (i) Marquette Venture Partners II, L.P. ("MVP II"), a Delaware limited partnership, by virtue of its direct beneficial ownership of 916,669 shares of common stock, par value $0.01 per share (the "Common Stock"), of CollaGenex; (ii) MVP II Affiliates Fund, L.P. ("MVP II Affiliates"), a Delaware limited partnership, by virtue of its direct beneficial ownership of 740 shares of Common Stock; (iii) Marquette General II, L.P. ("MG II"), a Delaware limited partnership, as the sole general partner of MVP II and MVP II Affiliates; (iv) Redfish Partners, L.P. ("Redfish"), a Delaware limited partnership, as a general partner of MG II; (v) Bluefish Partners, L.P. ("Bluefish"), a Delaware limited partnership, as a general partner of MG II;
(vi) James E. Daverman ("Mr. Daverman"), as an individual stockholder and optionholder and as an affiliate of Redfish; and (vii) Lloyd D. Ruth ("Mr. Ruth"), as an individual stockholder and as an affiliate of Bluefish. MVP II, MVP II Affiliates, MG II, Redfish, Bluefish, Mr. Daverman and Mr. Ruth are hereinafter collectively referred to as the "Reporting Persons."

                  The Reporting Persons have entered into a Joint Filing Agreement, dated February 13, 1997, a copy of which was previously filed with this Schedule 13G pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Item 2(b)         Address of Principal Business Office or, if none, Residence:
                  -----------------------------------------------------------

                  The address of the principal business office of each of the Reporting Persons is:

                  Corporate 500 Centre
                  520 Lake Cook Road, Suite 450
                  Deerfield, Illinois 60015

Item 2(c)         Citizenship:
                  -----------

                  MVP II, MVP II Affiliates, MG II, Redfish and Bluefish are limited partnerships organized under the laws of Delaware. Mr. Daverman and Mr. Ruth are United States citizens.

--------------------                                        --------------------
CUSIP No. 19419B100                  13G                     Page 10 of 12 Pages
--------------------                                        --------------------

Item 2(d)         Title of Class of Securities:
                  ----------------------------

                  Common Stock, $0.01 par value per share.

Item 2(e)         CUSIP No.:
                  ---------

                  19419B100

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
                  -----------------------------------------------------

                  The persons filing are not described in any category listed under this item.

Item 4            Ownership:
                  ---------

                  MG II is the sole general partner of both MVP II and MVP II Affiliates; Redfish and Bluefish are the general partners of MG II; Mr. Daverman is an affiliate of Redfish; and Mr. Ruth is an affiliate of Bluefish. As a result of such relationships, MG II, Redfish and Bluefish and both Messrs. Daverman and Ruth may be deemed to share voting and dispositive power with respect to the shares held by MVP II and MVP II Affiliates. The cover pages are incorporated herein by reference.

                  Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock beneficially owned by each other Reporting Person.

Item 5            Ownership of Five Percent or Less of a Class:
                  --------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6            Ownership of More Than Five Percent on Behalf of Another
                  --------------------------------------------------------
                  Person:
                  ------

                  No other person has the right to receive or the power to direct the receipt of dividends from, or other proceeds from the sale of, the shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                  -------------------------------------------------------------
                  Company__:
                  ---------

                  Not applicable.

Item 8            Identification and Classification of Members of the Group:
                  ---------------------------------------------------------

                  Not applicable.

Item 9            Notice of Dissolution of Group:
                  ------------------------------

                  Not applicable.

--------------------                                        --------------------
CUSIP No. 19419B100                  13G                     Page 11 of 12 Pages
--------------------                                        --------------------

Item 10           Certification:
                  -------------

                  Not applicable.

--------------------                                        --------------------
CUSIP No. 19419B100                  13G                     Page 12 of 12 Pages
--------------------                                        --------------------

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2003

                               MARQUETTE VENTURE PARTNERS II, L.P.

                               MVP II AFFILIATES FUND, L.P.

                               MARQUETTE GENERAL II, L.P.

                               BLUEFISH PARTNERS, L.P.

                               By: /s/ Lloyd D. Ruth
                                  ------------------------------------------
                                       Lloyd D. Ruth
                                       as authorized signatory



                               REDFISH PARTNERS, L.P.

                               By: /s/ James E. Daverman
                                  ------------------------------------------
                                        James E. Daverman
                                        as authorized signatory


                                /s/ James E. Daverman
                               ---------------------------------------------
                               JAMES E. DAVERMAN


                                /s/ Lloyd D. Ruth
                               ---------------------------------------------
                               LLOYD D. RUTH